CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Mosaic Government Money Market:

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Post-Effective Amendment No. 28 to Registration Statement No. 2-63713 of Mosaic Government Money Market on Form N-1A.

(signature)

DELOITTE & TOUCHE LLP

Chicago, Illinois
November 26, 2004